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EXHIBIT 4.3

(ON CARTER LEDYARD & MILBURN LETTERHEAD)

01/05/96


Nuveen Tax-Free Unit Trust, Series 842
c/o John Nuveen & Co. Incorporated,
as Depositor of Nuveen Tax-Free Unit
Trust, Series 842
333 W. Wacker Drive
Chicago, Illinois  60606

RE:  Nuveen Tax-Free Unit Trust, Series 842

Dear Sirs:

    We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 842 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.

Very truly yours,


CARTER, LEDYARD & MILBURN